Exhibit 99.1

  MBIA Inc. Reports 11 Percent Decrease in 2005 Earnings Per Share;
          Operating Earnings Per Share up 4 Percent in 2005

    ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 9, 2006--MBIA Inc. (NYSE:
MBI), the holding company for MBIA Insurance Corporation, reported today that 2005 diluted earnings per share declined 11 percent to $5.18 per share compared with $5.82 in 2004. Net income for 2005 was $711.0 million compared with $843.0 million for 2004, a 16 percent decrease. The decrease was due to the effect of net realized losses of $0.04 per share in 2005, compared with net realized gains of $0.47 per share recorded in 2004, as well as a charge of $0.52 per share related to a $75 million accrual that the Company made in the third quarter of 2005 for estimated penalties and disgorgement related to any settlements of regulatory investigations.
    Operating income per share, which excludes the effects of net realized gains and losses, net unrealized gains and losses on derivative instruments and foreign exchange, income from discontinued operations, and the accrual for estimated penalties and disgorgement, rose 4 percent to $5.57 per share in 2005 compared to $5.35 per share in 2004.
    Fourth quarter diluted earnings per share in 2005 declined 16 percent to $1.34 from $1.60 in 2004. Net income for the fourth quarter decreased 19 percent to $182.7 million from $226.7 million in last year's fourth quarter. The decrease was the result of $0.01 per share of net realized losses in the fourth quarter of 2005, compared with net realized gains of $0.20 per share recorded during the same period of 2004.
    For the fourth quarter of 2005, operating income per share increased 1 percent to $1.38 compared with $1.36 in the fourth quarter of 2004. Excluding refundings, fourth quarter operating income per share declined 2 percent to $1.20 in 2005 from $1.23 in the same period of 2004.


Diluted earnings per share information
--------------------------------------
                                          Three Months      Year
                                             Ended          Ended
                                          December 31    December 31
                                          -----------    -----------

                                             (Restated)     (Restated)
                                              --------       --------
                                          2005  2004     2005    2004
                                          ----  ----     ----    ----
Net income                               $1.34  $1.60  $ 5.18  $ 5.82
Income (loss) from discontinued
 operations                                - -   0.00   (0.01)   0.02
                                          ----   ----   ------   ----
Net income from continuing operations     1.34   1.60    5.19    5.80
    Accrual for penalties and
     disgorgement                          - -    - -   (0.52)    - -
Net realized gains (losses)              (0.01)  0.20   (0.04)   0.47
Net gains (losses) on derivative
instruments and foreign exchange         (0.02)  0.04    0.18   (0.01)
                                         ------  ----    ----   ------
Operating income (1)                     $1.38  $1.36  $ 5.57  $ 5.35

(1) Presented on the same basis as analysts' estimates


    Net income for 2005 includes the effects of a $75 million accrual in the third quarter for the total amount that the Company estimates it will have to pay in connection with any settlements of investigations by the SEC, the New York Attorney General's Office and the New York State Insurance Department regarding agreements MBIA Insurance Corporation entered into in 1998 with AXA Re Finance S.A. (AXA Re), Muenchener Rueckversicherungs-Gesellshaft (Munich Re) and Converium Re (previously known as Zurich Reinsurance North America).
    Gary Dunton, MBIA Chief Executive Officer, said, "We achieved acceptable operating financial results in a challenging marketplace, one in which we saw intense competition, tight credit spreads and investors awash in capital. Despite fewer opportunities in international public finance, business production in our other sectors was good, and very strong in the case of international structured finance.
    "Looking ahead, given our expectation that current market conditions will persist, it is unlikely that we will achieve our historical growth rates in 2006. Our underwriting standards and pricing discipline are designed for long-term profitability, and we simply won't compromise them for short-term gain. Our franchise remains solid, and our commitment to building long-term shareholder value is steadfast."

    Insurance Operations

    Adjusted direct premium (ADP), a non-GAAP measure, which includes both upfront premiums written and the present value of estimated installment premiums for new business written in the period and excludes premiums assumed or ceded, declined 4 percent to $1.10 billion in 2005 from $1.15 billion in 2004. The decline is primarily due to tighter credit spreads, increased competition from the uninsured market and other monolines, and weak new business production in the Company's international public finance operations. In the fourth quarter of 2005, ADP declined 42 percent to $221.4 million from $383.9 million in the fourth quarter of last year. The decrease was the result of the factors cited above.


Adjusted Direct Premium
-----------------------
(dollars in millions)

                       Three Months                 Year
                           Ended                   Ended
                        December 31              December 31
                        -----------              -----------
                                       %                          %
                       2005    2004  Change    2005      2004   Change
                       ----    ----  ------    ----      ----   ------
Public Finance
      United States   $105.9  $106.8   (1%) $  487.6  $  457.4      7%
  Non-United States     24.2   119.8  (80%)     92.8     261.6   (65%)
                        ----   -----  -----     ----     -----   -----
              Total    130.1   226.6  (43%)    580.4     719.0   (19%)

Structured Finance
      United States     78.9   126.0  (37%)    310.2     284.5      9%
  Non-United States     12.4    31.3  (61%)    210.6     142.6     48%
                        ----    ----  -----    -----     -----     ---
              Total     91.3   157.3  (42%)    520.8     427.1     22%

              Total   $221.4  $383.9  (42%) $1,101.2  $1,146.1    (4%)


    Global public finance ADP declined 19 percent in 2005 compared with 2004. U.S. public finance production increased 7 percent in 2005, reflecting solid business in the transportation and military housing sectors. As fewer large infrastructure transactions in Europe came to market this year, non-U.S. production declined 65 percent, despite growth in the Latin American and Australian markets. Credit quality for global public finance transactions remained very high, with 91 percent of insured business written rated Single-A or higher in 2005.
    Despite continued tight spreads and investor demand for uninsured transactions, global structured finance ADP in 2005 increased 22 percent over 2004, characterized by strong business from repeat issuers across all sectors. The consumer asset-backed and CDO businesses had impressive production, while international structured ADP increased 48 percent, driven by solid future flow and whole company securitization activity. In 2005, 69 percent of business written in global structured finance was rated Single-A or higher.
    Premiums earned in 2005 declined 1 percent to $842.7 million from $849.7 million in 2004, due in part to some early policy terminations in the structured finance book of business as well as the effect of refunding activity in prior years, which results in any unearned premiums that would have been earned over time to be earned immediately, and reduces the growth rate of scheduled earned premiums. Earned premiums from refundings remained strong given the continued low interest rate environment, declining a marginal 2 percent to $140.5 million in 2005.
    Pre-tax net investment income in 2005, excluding net realized gains, was $491.9 million, a 4 percent increase from $474.4 million in 2004, driven by a 3 percent increase in average invested assets.
    MBIA's advisory fees in 2005 were down 32 percent to $28.2 million from $41.5 million during 2004, primarily reflecting a decline in business that generates advisory services.
    Insurance expenses, consisting of the amortization of deferred acquisition costs and operating expenses, were up 11 percent for 2005 to $210.0 million from $188.7 million in 2004, due to a 17 percent increase in operating expenses over the same period last year. The increase in operating expenses partially relates to a reduction in the percentage of expenses recorded and deferred as policy acquisition costs, which became effective in the third quarter of 2005. Other factors contributing to the increase in operating expenses were an increase in loss prevention expenses and the cost of a soft capital facility.
    MBIA's pre-tax operating income from insurance operations, which excludes the effects of net realized gains and losses and net unrealized gains and losses on derivative instruments and foreign exchange, declined 2 percent to $1.07 billion in 2005 from $1.09 billion in 2004.

    Risk Management and Loss Reserves

    The Company incurred $84.3 million in loss and loss adjustment expenses in 2005, a 1 percent decrease compared to $84.8 million in 2004. Total case-incurred activity was $188.6 million in 2005, primarily related to transactions in the Enhanced Equipment Trust Certificate (EETC), CDO, tax lien, mortgage-backed, and manufactured housing sectors, as well as accretion on reserves previously established for the Company's AHERF exposure. The unallocated loss reserve as of December 31, 2005 stands at $208.6 million.
    MBIA established a case loss reserve of $76.3 million in the fourth quarter in connection with its $685.4 million in net par exposure under four insured EETCs secured by 64 aircraft financed by Northwest Airlines. Northwest filed for bankruptcy protection in September 2005 and, subsequently, did not make scheduled payments on leases supporting outstanding senior debt for 31 aircraft in three of the four MBIA-insured EETCs. MBIA established the case loss reserve based on projected lower lease income related to these leases, the projected revenue from the potential redeployment of certain aircraft and estimated valuations for the aircraft subject to the defaulted leases. Currently, the leases related to the remaining 33 aircraft are performing according to the original contract terms. Temporary extensions are in place to allow Northwest to continue flying the aircraft subject to the defaulted leases, and negotiations with the airline about resolving the lease non-compliance issues are continuing.
    Overall credit quality in the insured portfolio improved this year, with 81 percent of the total book of business rated A or better, up from 80 percent at the end of 2004. The percentage of the portfolio rated non-investment grade increased somewhat to 2.1 percent, up from
1.9 percent in 2004, driven by the addition of two consumer asset-backed financings.

    Investment Management Services

    The market value of annual average fixed-income assets under management was $43.5 billion in 2005, up 16 percent from $37.4 billion in 2004. Pre-tax operating income from MBIA's investment management businesses, which excludes the effects of net realized gains and losses, and net gains and losses on derivative instruments and foreign exchange, increased 41 percent in 2005 to $86.6 million from $61.4 million in 2004. Solid demand for investment agreements drove growth in the asset/liability products segment.

    Corporate

    The corporate segment includes net investment income, interest expense and corporate expenses. In 2005, net corporate segment expenses increased to $171.8 million from $83.8 million. The increase reflects the $75 million accrual for estimated penalties and disgorgement, incremental legal and consulting expenses related to the regulatory investigations, and increased interest expenses due to higher average debt outstanding. Excluding the accrual for estimated penalties and disgorgement, and legal and consulting expenses associated with the investigations, net corporate expenses decreased 1 percent.

    Gains and Losses

    In 2005, MBIA recorded net realized losses of $7.9 million for all business operations, compared to net realized gains of $104.2 million in 2004. In 2005, net realized losses were impacted by a $19 million write-down of receivable balances that the Company obtained under salvage and subrogation rights. In 2004, net realized gains were primarily the result of the sale of a common stock investment that the Company purchased in 2002 and gains resulting from the reassumption of portfolios from AXA Re and Converium, which were accounted for as deposits as a result of the restatements.
    The Company recorded pre-tax mark-to-market net unrealized gains of $38.4 million in 2005 on its derivative exposure and foreign exchange, compared with net unrealized loss of $3.3 million in 2004.

    Book Value and Adjusted Book Value

    MBIA's book value per share at December 31, 2005 was $49.17, up 5 percent from $47.05 at December 31, 2004. The increase was principally driven by net income from operations offset by an increase in treasury stock resulting from share repurchases. Adjusted book value (ABV) per share, a non-GAAP measure, at December 31, 2005 rose 6 percent to $70.62 from $66.34 at December 31, 2004. ABV includes the after-tax effects of deferred premium revenue less prepaid reinsurance premiums and deferred acquisition costs, the present value of installment premiums, the present value of the net spread of asset/liability products, and a provision for loss and loss adjustment expenses.

    Share Repurchase

    During 2005, the Company repurchased approximately 5.9 million shares at an average cost of $57.77 per share. At December 31, 2005, approximately 5 million shares remained in the Company's share buyback program, which was authorized in August 2004. The Company did not repurchase any shares in the second half of 2005.

    Operating ROE

    For 2005, MBIA's operating return on equity, a non-GAAP measure, was 12.5 percent compared to 13.5 percent for 2004.

    Conference Call

    MBIA will host a conference call for investors today at 11 a.m. EST. The conference call will consist of brief comments by Mr. Dunton and Nicholas Ferreri, MBIA Chief Financial Officer, followed by a question and answer session with Mr. Dunton, Mr. Ferreri and Mitchell Sonkin, head of Insured Portfolio Management. The conference call will be Web cast live on MBIA's Web site at http://investor.mbia.com (then select "Conference Call"). Those who are unable to participate in the conference call may listen to a replay by dialing 1-866-356-4366 in the United States and 1-203- 369-0107 for outside the United States, which will be available on MBIA's Web site approximately two hours after the end of the conference call.

    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

    Explanation of Non-GAAP Financial Measures

    The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.

    Operating Income: The Company believes operating income is a useful measurement of performance because it measures income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating income is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Operating Return on Equity (ROE): The Company believes operating return on equity is a useful measurement of performance because it measures return on equity based upon income from operations, unaffected by investment portfolio realized gains and losses, gains and losses on derivative instruments and foreign exchange and non-recurring items. Operating return on equity is also provided to assist research analysts and investors who use this information in their analysis of the Company.

    Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

    Adjusted Book Value (ABV): The Company believes the presentation of adjusted book value, which includes items that are expected to be realized in future periods, provides additional information that gives a comprehensive measure of the value of the Company. Since the Company expects these items to affect future results and, in general, they do not require any additional future performance obligation on the Company's part, ABV provides an indication of the Company's value in the absence of any new business activity. ABV is not a substitute for GAAP book value but does provide investors with additional information when viewed in conjunction with GAAP book value.


                      MBIA INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                      ---------------------------

                         (dollars in thousands)

                                                December    December
                                                31, 2005    31, 2004
                                              ----------- ------------
Assets
------
 Investments:
  Fixed-maturity securities held as available-
   for-sale, at fair value (amortized cost
   $23,189,684 and $18,802,894)               $23,747,204 $19,679,905
  Investments held-to-maturity, at amortized
   cost (fair value $5,255,724 and $7,535,787)  5,286,571   7,540,218
  Investment agreement portfolio pledged as
   collateral, at fair value (amortized cost
   $712,054 and $713,704)                         729,072     730,870
  Short-term investments, at amortized cost
   (which approximates fair value)              1,678,281   2,405,192
  Other investments                               234,927     261,865
                                              ----------- -----------
   Total investments                           31,676,055  30,618,050

 Cash and cash equivalents                        233,046     366,236
 Accrued investment income                        396,048     312,208
 Deferred acquisition costs                       427,111     406,035
 Prepaid reinsurance premiums                     407,614     434,968
 Reinsurance recoverable on unpaid losses          58,965      34,610
 Goodwill                                          79,406      79,406
 Property and equipment (net of accumulated
  depreciation)                                   109,275     114,692
 Receivable for investments sold                   74,787      67,205
 Derivative assets                                326,867     288,564
 Other assets                                     293,609     314,321
                                              ----------- -----------
  Total assets                                $34,082,783 $33,036,295
                                              =========== ===========

Liabilities and Shareholders' Equity
------------------------------------
 Liabilities:
  Deferred premium revenue                    $ 3,185,200 $ 3,211,181
  Loss and loss adjustment expense reserves       721,502     748,869
  Investment agreements                        10,806,277   8,678,768
  Commercial paper                                859,997   2,598,655
  Medium-term notes                             7,542,416   6,943,840
  Variable interest entity floating rate notes 801,549 600,505 Securities sold under agreements to
   repurchase                                     646,343     647,104
  Short-term debt                                  58,745      58,745
  Long-term debt                                1,210,405   1,332,540
  Deferred income taxes, net                      569,536     599,627
  Deferred fee revenue                             20,379      26,780
  Payable for investments purchased                83,369      94,609
  Derivative liabilities                          384,611     527,455
  Other liabilities                               600,810     408,820
                                              ----------- -----------
   Total liabilities                           27,491,139  26,477,498

 Shareholders' Equity:
  Common stock                                    156,602     155,608
  Additional paid-in capital                    1,479,447   1,410,799
  Retained earnings                             5,747,171   5,187,484
  Accumulated other comprehensive income          399,381     618,606
  Unearned compensation - restricted stock        (43,857)    (34,686)
  Treasury stock                               (1,147,100)   (779,014)
                                               ----------- -----------
   Total shareholders' equity                   6,591,644   6,558,797

  Total liabilities and shareholders' equity  $34,082,783 $33,036,295
                                              =========== ===========

                      MBIA INC. AND SUBSIDIARIES
                   CONSOLIDATED STATEMENTS OF INCOME
                   ---------------------------------

            (dollars in thousands except per share amounts)

                         Three Months Ended         Years Ended
                            December 31             December 31
                       ----------------------  -----------------------
                           2005       2004        2005         2004
                           ----       ----        ----         ----
 Insurance operations
 Revenues:
 Gross premiums
  written              $  232,354  $  283,704  $  984,908  $1,116,915
 Ceded premiums           (28,751)    (51,491)   (127,107)   (158,831)
                       ----------- ----------- ----------- -----------
   Net premiums written   203,603     232,213     857,801     958,084

 Scheduled premiums
  earned                  174,320     180,529     702,284     706,286
 Refunding premiums
  earned                   40,120      29,899     140,458     143,384
                       ----------- ----------- ----------- -----------
   Premiums earned        214,440     210,428     842,742     849,670

 Net investment income    129,274     120,355     491,857     474,415
 Advisory fees              8,067      12,328      28,235      41,539
 Net realized gains
  (losses)                 (1,756)     46,062      (8,075)    108,874
 Net gains (losses) on
  derivative instruments
  and foreign exchange     (4,851)      3,460      (4,436)      6,627
                       ----------- ----------- ----------- -----------
   Total insurance
    revenues              345,174     392,633   1,350,323   1,481,125

Expenses:
 Losses and loss
  adjustment               20,919      21,663      84,274      84,753
 Amortization of
  deferred acquisition
  costs                    16,941      16,917      66,577      66,412
 Operating                 39,962      34,275     143,378     122,309
                       ----------- ----------- ----------- -----------
   Total insurance
    expenses               77,822      72,855     294,229     273,474

 Insurance income         267,352     319,778   1,056,094   1,207,651
                       ----------- ----------- ----------- -----------

Investment management
 services

 Revenues                 247,705     161,887     866,154     551,926
 Net realized gains
  (losses)                 (1,616)     (1,555)      1,384      (4,120)
 Net gains (losses) on
  derivative instruments
  and foreign exchange        925       4,703      42,558      (9,670)
                       ----------- ----------- ----------- -----------
   Total investment
    management services
    revenues              247,014     165,035     910,096     538,136

 Interest expense         204,361     123,711     705,340     413,615
 Expenses                  22,386      19,948      74,194      76,912
                       ----------- ----------- ----------- -----------
   Total investment
    management services
    expenses              226,747     143,659     779,534     490,527
                       ----------- ----------- ----------- -----------
 Investment management
  services income          20,267      21,376     130,562      47,609
                       ----------- ----------- ----------- -----------

Municipal services
 Revenues                   7,843       7,637      24,388      27,593
 Net realized gains
  (losses)                    (51)          9        (187)        (81)
 Net gains (losses)
  on derivative
  instruments and
  foreign exchange             30        (279)        230        (279)
                       ----------- ----------- ----------- -----------
   Total municipal
     services revenues      7,822       7,367      24,431      27,233
 Expenses                   6,482       6,636      22,316      25,649
                       ----------- ----------- ----------- -----------
 Municipal services
  income                    1,340         731       2,115       1,584
                       ----------- ----------- ----------- -----------

Corporate
 Net investment income       (468)      1,935      16,646       8,446
 Net realized gains
  (losses)                    312        (281)       (989)       (467)
 Interest expense          24,858      21,308      90,999      74,651
 Corporate expenses         5,011       3,445      97,481      17,579
                       ----------- ----------- ----------- -----------
 Corporate loss           (30,025)    (23,099)   (172,823)    (84,251)
                       ----------- ----------- ----------- -----------

Income from continuing
 operations before
 income taxes             258,934     318,786   1,015,948   1,172,593

Provision for income
 taxes                     76,213      91,917     303,869      332,123
                       ----------- ----------- ----------- -----------

Income from continuing
 operations               182,721     226,869     712,079      840,470

 Income (loss) from
  discontinued
  operations, net of tax       --        (121)     (1,093)       (602)
 Gain on sale of
  discontinued
  operations, net of tax       --          --          --       3,178
                       ----------- ----------- ----------- -----------
   Income (loss) from
    discontinued
    operations                 --        (121)     (1,093)      2,576

Net income             $  182,721  $  226,748  $  710,986  $  843,046
                       =========== =========== =========== ===========

Net income per common
 share:
Basic                  $     1.38  $     1.63  $      5.30 $     5.94
Diluted                $     1.34  $     1.60  $      5.18 $     5.82

Weighted-average common
 shares outstanding:
Basic                  132,640,767 139,007,629 134,098,392 141,861,225
Diluted                135,871,235 141,926,243 137,220,731 144,799,513


                      MBIA INC. AND SUBSIDIARIES

Reconciliation of Adjusted Direct Premiums to Gross Premiums Written
--------------------------------------------------------------------

(dollars in millions)

           Three Months Ended   Years Ended
                                      December 31      December 31
                                  ------------------  ---------------
                                     2005    2004     2005     2004
                                     ----    ----     ----     ----

Adjusted direct premiums (1)       $ 221.4  $ 383.9 $1,101.2 $1,146.1

  Adjusted premiums assumed            5.0      ---      6.7     (2.9)

                                   -------  ------- -------- ---------
Adjusted gross premiums              226.4    383.9  1,107.9  1,143.2

 Present value of estimated future
  installment premiums (2)          (108.5)  (238.2)  (633.4)  (632.2)
                                   -------  ------- -------- ---------
Gross upfront premiums written       117.9    145.7    474.5    511.0

  Gross installment premiums
   received                          114.5    138.0    510.4    605.9
                                   -------  ------- -------- ---------
Gross premiums written             $ 232.4  $ 283.7 $  984.9 $1,116.9
                                   =======  ======= ======== ========

(1) A non-GAAP measure.
(2) At December 31, 2005 and December 31, 2004 the discount rate was 5.0% and 4.8%, respectively.


Components of Net Income per Share (1)
--------------------------------------

                                  Three Months Ended    Years Ended
                                     December 31        December 31
                                  -------------------  -------------
                                     2005     2004      2005     2004
                                     ----     ----      ----     ----

Net income                          $ 1.34   $ 1.60   $ 5.18   $ 5.82

 Income (loss) from discontinued
  operations                           ---     0.00    (0.01)    0.02
                                    -------  -------  -------  -------
Net income from continuing
 operations                           1.34     1.60     5.19     5.80

 Penalties and disgorgement            ---      ---    (0.52)     ---

 Net realized gains (losses)         (0.01)    0.20    (0.04)    0.47

 Net gains (losses) on derivative
  instrument and foreign exchange    (0.02)    0.04     0.18    (0.01)
                                    -------  -------  -------  -------

Operating income (2)                $ 1.38   $ 1.36   $ 5.57   $ 5.35
                                    =======  =======  =======  =======

(1) May not add due to rounding.
(2) A non-GAAP measure.

                      MBIA INC. AND SUBSIDIARIES

Components of Adjusted Book Value per Share
-------------------------------------------

                                      December 31,       December 31,
                                         2005               2004
                                    ----------------  ----------------
Book value                                   $ 49.17          $ 47.05
After-tax value of:
 Deferred premium revenue            15.45            14.97
 Prepaid reinsurance premiums        (1.98)           (2.03)
 Deferred acquisition costs          (2.07)           (1.89)
                                     ------           ------
  Net deferred premium revenue                 11.40            11.05
 Present value of installment
  premiums (1)                                 10.53            10.12
 Asset/liability products adjustment            2.40             0.88
 Loss provision (2)                            (2.88)           (2.76)
                                             --------        ---------
Adjusted book value (3)                      $ 70.62          $ 66.34
                                             ========         ========

(1) At December 31, 2005 and December 31, 2004 the discount rate was 5.0% and 4.8%, respectively.
(2) The loss provision is calculated by applying 12% to the following items on an after-tax basis: (a) deferred premium revenue; (b) prepaid reinsurance premiums; and, (c) the present value of installment premiums.
(3) A non-GAAP measure.

                  CONSOLIDATED INSURANCE OPERATIONS

Selected Financial Data Computed on a Statutory Basis
-----------------------------------------------------
(dollars in millions)

                                           December         December
                                           31, 2005         31, 2004
                                          -----------      -----------

Capital and surplus                       $  3,800.4       $  3,280.3
Contingency reserve                          2,769.0          2,705.1
                                           ----------       ----------

  Capital base                               6,569.4          5,985.4

Unearned premium reserve                     3,508.1          3,390.9
Present value of installment premiums (1)    2,171.1          2,170.2
                                           ----------       ----------

  Premium resources                          5,679.2          5,561.1

Loss and loss adjustment expense reserves      317.8            271.6
Soft capital credit facilities                 850.0          1,100.0
                                           ----------       ----------

  Total claims-paying resources           $ 13,416.4       $ 12,918.1
                                           ==========       ==========


Net debt service outstanding              $889,018.9       $890,222.1

Capital ratio (2)                              135:1            149:1

Claims-paying ratio (3)                         78:1             81:1

(1) At December 31, 2005 and December 31, 2 004 the discount rate was 5.0% and 4.8%, respectively.
(2) Net debt service outstanding divided by the capital base.
(3) Net debt service outstanding divided by the sum of the capital base, unearned premium reserve (after-tax), present value of installment premiums (after-tax), loss and loss adjustment expense reserves and soft capital credit facilities.

    CONTACT: for MBIA Inc.
             Michael C. Ballinger, 914-765-3893